Filed Pursuant to Rule 433
Registration Statement No. 333-233663

LEVERAGED INDEX RETURN NOTES® (LIRNs®)

Leveraged Index Return Notes® Linked to the Russell 1000® Value Index
Issuer	Canadian Imperial Bank of Commerce (“CIBC”)

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Principal Amount	$10.00 per unit
Term	Approximately five years
Market Measure	The Russell 1000® Value Index (Bloomberg symbol: “RLV”)
Payout Profile at Maturity	• [140.00% to 160.00%] leveraged upside exposure to increases in the Market Measure • 1-to-1 downside exposure to decreases in the Market Measure, with up to 100.00% of the principal amount at risk
Participation Rate	[140.00% to 160.00%], to be determined on the pricing date.
Threshold Value	100% of the Starting Value
Investment Considerations

This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes, and are willing to take full downside risk and forgo interim interest payments.

Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1045520/000110465920079725/a20-22925_21fwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•         Depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 100% of the principal amount.

•         Payments on the notes, including any repayment of principal, are subject to the credit risk of CIBC, and actual or perceived changes in the creditworthiness of CIBC are expected to affect the value of the notes. If CIBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•         The initial estimated value of the notes on the pricing date will be less than their public offering price.

•         If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

•         You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•         The investment strategy represented by the Market Measure may not be successful.

•         An investment in the notes is subject to risks associated with mid-capitalization stocks.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

		Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit(1)	Hypothetical Total Rate of Return on the Notes
		-100.00%	$0.00	-100.00%
		-50.00%	$5.00	-50.00%
		-25.00%	$7.50	-25.00%
		-20.00%	$8.00	-20.00%
		-10.00%	$9.00	-10.00%
		-5.00%	$9.50	-5.00%
		0.00%(2)	$10.00	0.00%
		5.00%	$10.75	7.50%
		10.00%	$11.50	15.00%
		20.00%	$13.00	30.00%
		25.00%	$13.75	37.50%
		50.00%	$17.50	75.00%
		100.00%	$25.00	150.00%
		(1) The Redemption Amount per unit is based on the hypothetical Participation Rate of 150%. (2) This hypothetical percentage change corresponds to the Threshold Value.

Canadian Imperial Bank of Commerce (CIBC) has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this document relates. Before you invest, you should carefully read these documents and other documents that CIBC has filed with the SEC for more complete information about CIBC and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. CIBC's Central Index Key, or ClK, on the SEC website is 1045520. Alternatively, MLPF&S or BofAS will arrange to send you these documents if you so request by calling toll-free at 1-800-294-1322.